Exhibit 4: Segment Information - Twelve Months Ended December 31, 2007

	Beer - Chile		Beer - Argentina		Soft Drinks & Min Water		Wine		Spirits		Others
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
OPERATING RESULTS
(all figures in Ch$ millions)
Revenues
Core products	244.012	229.492	68.191	61.516	172.042	160.831	80.795	77.291	39.117	35.674	10.837	10.805
Other products	4.388	4.275	1.078	568	903	771	6.207	4.597	714	365	0	0
Total	248.399	233.767	69.269	62.084	172.945	161.602	87.003	81.888	39.832	36.040	10.837	10.805
% change	6,3%		11,6%		7,0%		6,2%		10,5%		0,3%

Cost of sales	(94.940)	(86.716)	(35.031)	(30.175)	(81.695)	(77.292)	(54.562)	(56.609)	(22.203)	(21.539)	(6.851)	(6.790)
% of sales	38,2%	37,1%	50,6%	48,6%	47,2%	47,8%	62,7%	69,1%	55,7%	59,8%	63,2%	62,8%

SG&A	(83.999)	(82.585)	(30.205)	(27.813)	(74.344)	(71.288)	(26.750)	(24.002)	(14.520)	(13.735)	(1.801)	(2.053)
% of sales	33,8%	35,3%	43,6%	44,8%	43,0%	44,1%	30,7%	29,3%	36,5%	38,1%	16,6%	19,0%

Operating profit	69.461	64.465	4.034	4.096	16.906	13.022	5.690	1.277	3.108	766	2.185	1.962
% change	7,7%		-1,5%		29,8%		345,5%		305,9%		11,3%
% of sales	28,0%	27,6%	5,8%	6,6%	9,8%	8,1%	6,5%	1,6%	7,8%	2,1%	20,2%	18,2%

Depreciation	20.016	19.837	5.596	6.103	10.176	10.669	5.575	5.455	1.651	1.153	1.804	1.345
Amortization	19	4	144	167	-	1	398	399	27	50	-	0
EBITDA	89.496	84.307	9.774	10.367	27.082	23.692	11.663	7.130	4.787	1.969	3.988	3.308
% change	6,2%		-5,7%		14,3%		63,6%		143,2%		20,6%
% of sales	36,0%	36,1%	14,1%	16,7%	15,7%	14,7%	13,4%	8,7%	12,0%	5,5%	36,8%	30,6%

	Beer - Chile		Beer - Argentina*		Soft Drinks & Min Water		Wine***		Spirits
	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
VOLUMES & PRICING
					Total**		Total		Total
Volume (HLs)	4.911.455	4.708.470	2.722.088	2.444.275	5.448.596	5.182.907	917.809	863.481	215.984	204.682
% change	4,3%		11,4%		5,1%		6,3%		5,5%

					Soft Drinks		Chile - Domestic
					3.646.781	3.466.569	490.203	463.275
					5,2%		5,8%
					Nectars		Chile - Bottled Exports
					657.511	547.562	376.638	359.754
					20,1%		4,7%
					Mineral Water
					1.144.305	1.168.775	Argentina
					-2,1%		50.968	40.452
							26,0%

* Volumes include exports of 186,643 HL (50,830 HL to Chile) and 110,079 HL (42,701 HL to Chile) in 2007 and 2006, respectively.
** In unit cases, sales from the soft drink and mineral water segment totaled 95.9 million and 91.3 million in 2007 and 2006, respectively.
*** Volumes do not include bulk volumes of 140,501 HL (110,228 HL from Chile exports and 30,273 HL from Argentina) and 78,617 HL (60,776 HL from Chile exports and 351 HL from Argentina) in 2007 and 2006, respectively.
					Total		Total
Price (Ch$ / HL)	49.682	48.740	25.051	25.167	31.575	31.031	88.031	89.511	181.113	174.292
% change (real)	1,9%		-0,5%		1,8%		-1,7%		3,9%

					Soft Drinks		Chile - Domestic
					30.640	30.162	55.627	61.246
					1,6%		-9,2%
					Nectars		Chile - Bottled Exports
					44.350	44.617	125.445	123.659
					-0,6%		1,4%
					Mineral Water
					27.216	27.243	Argentina
					-0,1%		123.209	109.527
							12,5%